                                                                EXHIBIT 99.2P(2)

                  [DESSAUER ASSET MANAGEMENT, INC. LETTERHEAD]


                                                                    May 23, 1997
The Dessauer Global Equity Fund
____________________
____________________


Ladies/Gentlemen:

                  Dessauer Asset Management, Inc. ("Dessauer") hereby offers to purchase ____ shares of The Dessauer Global Equity Fund (the "Trust") (the "Seed Capital Shares"). This letter will confirm that Dessauer is purchasing the Seed Capital Shares for its own account for investment purposes only and not with a view to reselling or otherwise distributing such shares.

                  Dessauer agrees and hereby undertakes that, in the event any of the Seed Capital Shares are sold or redeemed during the period of amortization of the Trust's organizational expenses, the proceeds of sale or redemption will be reduced by any unamortized organizational expenses in the same proportion as the number of Seed Capital Shares being redeemed bears to the number of Seed Capital Shares outstanding at the time of redemption.

                                                     Sincerely,